Filed Pursuant to Rule 424(b)(7)
Registration No. 333-167808

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated June 25, 2010, Prospectus Supplement No. 1 dated July 16, 2010 and Prospectus

Supplement No. 2 dated July 23, 2010)

1,081,250 Shares

Google Inc.

Class A Common Stock

The following information amends and supplements information contained in the prospectus, dated June 25, 2010, as supplemented by the prospectus supplement No. 1 dated July 16, 2010 and the prospectus supplement No. 2 dated July 23, 2010 (together, the “prospectus”), relating to the offer and sale from time to time by certain selling stockholders of up to 1,081,250 shares of our Class A common stock, par value $0.001 per share, issued in connection with our acquisition of AdMob, Inc. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves risks. You should carefully consider the risks referenced under “Risk Factors” on page 2 of the prospectus dated June 25, 2010, as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto, before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 27, 2010.

SELLING STOCKHOLDERS

The following information is provided to amend and supplement the selling stockholders’ table in the prospectus to reflect the addition of certain selling stockholders to the “Accel Investors 2007 L.L.C. transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock” line and the “All other selling stockholders who beneficially own, in the aggregate, less than 1% of our Class A common stock” line.

	Prior to the offering (1)		Number of shares of Class A common stock being registered for resale (2)	After the offering (3)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Accel Investors 2007 L.L.C. transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (4)	85	*	85	—	*
All other selling stockholders who beneficially own, in the aggregate, less than 1% of our Class A common stock (5)	178,247	*	11,561	166,686	*
Total shares of our Class A common stock registered			11,646

*	Represents less than 1% of the total aggregate amount of shares of our Class A common stock.

(1)	The amounts set forth in these columns include the shares of our Class A common stock beneficially owned by each selling stockholder as of July 26, 2010 (including any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights).

(2)	The amounts set forth in this column are the shares of our Class A common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not include any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.

(3)	Assumes all shares of our Class A common stock being offered hereby are sold by the selling stockholders.

(4)	This category includes additional selling stockholders who received shares of Class A common stock distributed by Accel Investors 2007 L.L.C. to its investors who were made known to us based upon written representations from the selling stockholders. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(5)	This category includes additional selling stockholders who were made known to us based upon written representations from the selling stockholders. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

S-1

1,081,250 Shares

Google Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

July 27, 2010